EXHIBIT 99.1

Continental Materials Corporation Reports Audited 2017 Results

CHICAGO, March 29, 2018 (GLOBE NEWSWIRE) -- Continental Materials Corporation (NYSE American:CUO) today reported net income of $1,818,000, or $1.08 per share, for the 2017 fiscal year on sales of $152,810,000. For the 2016 fiscal year, the Company reported net income of $3,686,000, or $2.21 per share, on sales of $151,592,000.

Consolidated sales in 2017 increased $1,218,000, less than 1.0% compared to 2016. Sales in the Door segment improved moderately, 9.8%, in part due to a strong fourth quarter. Sales in the Heating and Cooling segment increased to a lesser extent, 1.6%. The Concrete, Aggregates and Construction Supplies (CACS) and the Evaporative Cooling segments reported slight decreases in sales, down 1.0% and 1.7%, respectively.

Operating income decreased $2,825,000 or 48.4% in 2017 compared to 2016. Increased material costs in the CACS, Heating and Cooling and Evaporative Cooling segments were the main contributor to the lower operating profit in the current year.

Depreciation and amortization charges in 2016 were $118,000 or 4.8% higher in 2017 compared to 2016. Increased capital spending, particularly in the CACS segment, contributed to the rise.

Interest income in 2017 was $79,000 compared to $306,000 in 2016. The prior year included $252,000 of non-recurring interest income recorded on the redemption of a preferred investment in the CACS segment. Interest expense in 2017 and 2016 was virtually the same, $366,000 and $367,000, respectively. Interest expense on higher average borrowings in 2017 was moderated by lower interest rates negotiated in the second quarter on the Company’s revolving debt. Average outstanding funded debt in 2017 was $5,909,000 compared to $3,712,000 in 2016. The weighted average interest rate on outstanding funded debt, including the availability fee on the unused line of credit and other recurring bank charges but excluding finance charges on letters of credit was approximately 5.3% for 2017 compared to 5.7% for 2016.

The Company’s effective income tax rate reflects federal and state statutory income tax rates adjusted for non-deductible expenses, tax credits and other tax items. The current year rate includes the estimated impact of the recently enacted Tax Cut and Jobs Act, effective beginning in 2018. The effective income tax rate for 2017 was 36.0% compared to 36.8% for 2016.

CAUTIONARY STATEMENT-- Statements in this document that are not historical facts are forward-looking statements.  It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company’s ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION
SUMMARY OF SALES AND EARNINGS

	Three Months Ended		Year Ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016

Sales	$40,193,000	$36,996,000	$152,810,000	$151,592,000

Operating income	654,000	798,000	3,016,000	5,841,000

Interest income	29,000	13,000	79,000	306,000

Interest expense	(94,000)	(68,000)	(366,000)	(367,000)

Other income	66,000	13,000	110,000	54,000

Income before income taxes	655,000	756,000	2,839,000	5,834,000

Provision for income taxes	278,000	421,000	1,021,000	2,148,000

Net income	$377,000	$335,000	$1,818,000	$3,686,000

Basic and diluted income per share:	$.22	$.20	$1.08	$2.21

Weighted average shares outstanding	1,682,000	1,671,000	1,680,000	1,669,000

CONTACT:
Mark S. Nichter
(312) 541-7207